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EXHIBIT 10.22

AMENDMENT TO LEASE AGREEMENT

        This certain Lease Agreement dated June 1, 2000 between JACKSON-SHAW TECHNOLOGY CENTER, II, LTD., LANDLORD and TESTCHIP TECHNOLOGIES, Tenant, for approximately 18,302 square feet of office space located at 2600 Technology Drive, Plano, Texas, is hereby amended as follows:

        LANDLORD:    The landlord as described in section one (1) shall be modified and amended as follows:

  1)
  Jackson Shaw/Jupiter 2 Limited Partnership

        LEASE PREMISES:    The leased premises as described in section three (3) shall be modified and amended as follows:

  1)
  In consideration of the rents, terms and covenants of this Commercial Lease Agreement (this "Lease"), Landlord hereby leases to Tenant certain premises (the "Leased Premises") consisting of approximately 18,298 square feet within the 83,286 square foot building (the "Building") located at 2600 Technology Drive, Plano Texas, together with the non-exclusive right to use, in common with other tenants, the common areas of the Project, which are all areas neither exclusively leased to another tenant nor expressly reserved to or by Landlord. The land upon which the Building is located is described in the attached Exhibit A and, together with the Building, landscaping, parking and driveway areas, sidewalks, and other improvements thereon, shall be referred to in this Lease as the "Project").

        TERM:    The Term of the Lease Agreement as described in paragraph 4(a) shall be modified and amended as follows:

  1)
  The term of this Lease shall be 66 months commencing on October 1, 2000, the "Commencement Date" and temrinating on the last day of the 66th month following the Commence Date (the "Termination Date").

  2)
  Sub-Section (b) and under Section four (4), "TERM" of the Lease Agreement shall be modified and amended as follows:

  (b)
  Tenant acknowledges that it accepts the Leased Premises as suitable for Tenant's purposes subject only to Paragraph 4(c) below, if applicable. If this Lease is executed before the Leased Premises become available for occupancy, or if Landlord cannot acquire possession of the Leased Premises prior to the Commencement Date stated above, Tenant agrees to accept possession of the Leased Premises at such time as Landlord is able to tender the same.

  3)
  Sub-Section (c) under Section four (4), "TERM" shall be modified and amended as follows:

  (c)
  Landlord agrees to install at its cost and expense the improvements, if any, described in the plans and specifications described in Exhibit B. If such improvements are not completed and the Leased Premises are not ready for occupancy on the Commencement Date stated above, rent under this Lease shall nonetheless commence, and the Commencement Date of the Lease term shall be the date stated above. Landlord shall notify Tenant in writing as soon as such imrpvoments are substantially completed and ready for occupancy. If Tenant believes that such improvements have not been substantially completed as aforesaid, Tenant shall notify Landlord in writing of its objections within three (3) days after receipt of the completion notice from Landlord. Landlord shall have a reasonable time after receipt of such notice (but in no event more than 10 days) in which to commence such corrective action as may be necessary and shall notify tenant in writing as soon as it deems such corrective action has been completed so that the Leased Premises are completed and ready for occupancy. In the event of any dispute as to substantial completion or work performed or required to be performed by Landlord, the certificate of a registered architect shall be conclusive and binding on all parties.

  4)
  Sub-Section (d) under Section four (4), "TERM shall be modified and amended as follows:

  (c)
  Tenant acknowledges that no representations or promises regarding construction, repairs alterations, remodeling, or improvements to the Leased Premises have been made by Landlord, its agents, employees, or other representatives, unless such are expressly set forth in this Lease or any Exhibit hereto Tenant is solely responsible for applying for and obtaining a Certificate of Occupancy for the Leased Premises and will satisfy itself as to the business park restrictions and all zoning and similar restrictions and regulations prior to commencement of any construction. Failure of Tenant to provide written notice of such objections prior to commencement of construction shall be deemed acceptance by Tenant. Tenant agrees that if its occupancy of the Leased Premises is delayed, this Lease including the payment of rent shall nonetheless continue in full force and effect. Tenant's taking possesion of the Leased Premises shall conclusively establish that the improvements under the terms of this Lease have been completed in accordance with the plans and specifications therefor and that the Leased Premises are in good and satisfactory condition. In conjunction with, or at any time after, the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord an Estoppel letter (as defined in paragraph 33 herein) to acknowledge the Comencement Date.

        BASE RENT:    The base rent described in section five (5) of the lease agreement shall be modified and amended as follows:

  1)
  Tenant agrees to pay to Landlord the following rental amounts (sometimes referred to in this Lease as the "Base Rent" or "Base Rental"): months 1 through 6, $155,532.00 per year payable in monthly installments of $12,961.00 each, Months 7-66, $205,860.00 per year payable in monthly installments of $17,155.00 each. Payment of rent is subject to proration for partial months and to adjustment for early or delayed occupancy under the terms hereof, and, if the area of the Leased Premises is, on the Commencement Date, different than the area stated in Paragraph 3 above, then Base Rent shall be adjusted to reflect the then applicable per sqaure foot rate. On the commencement date of the Lease Agreement the first month's Base Rent shall be payable. All subsequent payments shall be made to Landlord monthly, in advance, without demand, deduction or offset, in lawful money of the United States of America at the address stated below. All installments of Base Rent shall be due and payable on or before the first (1st) day of each month during the Lease term.

        EXHIBIT "B" TENANT IMPROVEMENTS:    The tenant improvements as described in Exhibit "B" are hereby modifed and amended as follows:

        Landlord will supply Tenant with a construction allowance of $457,450.00 ($25.00 psf) to be used for Tenant Improvements. Should the actual construction costs exceed this amount, Tenant shall pay such excess to Landlord fifty percent (50%) prior to the commencement of the construction and fifty percent (50%) fifteen (15) days after the commencment of construction. Should there be any savings as a result of value engineering, such savings shall be directly passed back to Tenant and deducted from the excess amounts due from Tenant on the initial construction overages.

        Landlord's architect will supply floor plans and construction drawings with MEP drawings to be provided by the subcontractors. The Tenant Improvements shall be constructed in accordance to plans and specifications approved by Landlord and Tenant.

        The Landlord is responsible for the costs to construct the Buidling to ts shell condition. The shell condition is defined as the slab, roof, exterior walls, overhead doors, storefronts and fire sprinkler system will be in place and water, gas, and electrical service will be runt o the building.

        All other terms, conditions, and provisions of the Lease Agreement shall remain unmodified.

AGREED AND ACCEPTED on this 7th day of August, 2000 by:

LANDLORD TECHNOLOLGIES		TENANT: TESTCHIP
JACKSON-SHAW JUPTER 2 LIMITED PARTNERSHIP
/s/		/s/ Brenda L. Stoner
By:	Jackson-Shaw Company	By:	Brenda L. Stoner
Its: General Partner			Vice President

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  EXHIBIT 10.22
AMENDMENT TO LEASE AGREEMENT